Exhibit 99.1
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
•Reports strong attendance and guest spending trends through July
•Most parks now operating at full capacity entering historically busiest period of the year
•Season pass sales remain strong through early summer with passes valid in 2021 at record levels
SANDUSKY, Ohio (Aug. 4, 2021) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its second quarter ended June 27, 2021.
“With all parks now open, guests are enjoying another FUN-filled season at our parks and we are seeing strong demand across our portfolio of properties,” said Cedar Fair President and CEO Richard A. Zimmerman. “Our team did an excellent job of managing through early-season headwinds, allowing us to return most park operations to full capacity without the need for guests to make reservations. We also took decisive actions to mitigate the effects of labor shortages, attracting thousands of seasonal associates to bridge the gap in our workforce and allowing us to resume more normal operating schedules at most of our parks. As park restrictions have been relaxed and capacity expanded, attendance is now approaching 2019 levels, particularly on our busiest days. Our ability to drive historical levels of attendance across our parks so quickly following a generational business disruption, while effectively adjusting our operations to meet changing consumer preferences, reconfirms our confidence in the overall strength and integrity of our business model.”
Zimmerman added, “We are seeing strong consumer confidence across our markets, creating a tailwind in terms of guest purchasing power and enabling us to build momentum as we approach our busiest period of the year. Guest spending started off strong this year and has continued to increase in recent weeks, similar to the trends we saw at parks that reopened during 2020. Our business intelligence team has done an outstanding job of dynamically pricing into the robust demand environment both at the gate and within the parks, and we continue to offer additional opportunities for guests to enhance their experience with each visit. Together, all of these initiatives have successfully pushed in-park per capita spending to record levels through July.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

Second Quarter 2021 Results
Given the effects of the coronavirus pandemic on park operations in both 2021 and 2020, results for the second quarter and six-month periods are not directly comparable. This year, all Cedar Fair parks opened for the season on various dates in May except for Canada’s Wonderland, which remained closed through the entire first half of the year due to local COVID-19 restrictions and reopened for the first time on July 5, 2021. Last year, full park operations of Knott’s Berry Farm, as well as abbreviated operations of the two Schlitterbahn water parks, had begun prior to the suspension of all park operations on March 14, 2020.
In 2021, operating days in the second quarter totaled 393, excluding the culinary festival at Knott’s Berry Farm. This compared to 39 total operating days in the second quarter of 2020. For the six-month period, the Company had 393 total operating days in 2021 compared to 129 operating days in 2020.
For the second quarter ended June 27, 2021, net revenues totaled $224 million versus $7 million for the second quarter of 2020. The increase in net revenues was attributable to a 354-operating-day increase in the period, resulting in a 3.4 million-visit increase in attendance. Meanwhile, in-park per capita spending in the quarter totaled $55.94, representing high levels of guest spending across all key revenue categories, and out-of-park revenues increased $35 million due to the earlier opening of the parks, as well as the revenue contribution of the Knott’s Berry Farm culinary festival in the current period.
Operating costs and expenses in the quarter totaled $227 million, compared with $93 million for the second quarter of 2020. The $134 million increase in operating costs and expenses was due primarily to an increase of 354 operating days in the current-year period versus the same period last year. Depreciation and amortization expense, which is spread over planned operating days, was $34 million in the second quarter versus $55 million for the 2020 second quarter due to fewer planned operating days in the current period. Including the items noted above, the Company’s operating loss for the second quarter totaled $38 million, compared with an operating loss of $142 million for the second quarter of 2020.
Interest expense for the second quarter totaled $46 million, up $9 million from $37 million in the second quarter of 2020, due to incremental interest incurred on the Company’s 2025 senior secured notes issued in April 2020 and its 2028 senior unsecured notes issued in October 2020. The net effect of the Company’s swaps resulted in a $4 million benefit to earnings during the second quarter of 2021, compared with a $2 million charge to earnings in the same period a year ago. The difference reflects the change in fair market value movement in the Company’s swap portfolio. During the second quarter, the Company also recognized an $11 million net benefit to earnings for foreign currency gains and losses related to its U.S.-dollar denominated Canadian notes, compared with a $13 million net benefit to earnings for the second quarter of 2020.
In the second quarter of 2021, a benefit for taxes of $11 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a benefit for taxes of $37 million in the second quarter of 2020. The decrease in benefit for taxes was attributable to the larger prior-period pretax
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

loss from the Company’s corporate subsidiaries, as well as benefits from the Coronavirus Aid, Relief, and Economic Security Act.
After the items above, the Company reported a second quarter net loss of $59 million, or $1.04 per diluted LP unit. This compares to a second quarter 2020 net loss of $133 million, or $2.35 per diluted LP unit.
Adjusted EBITDA(1), which management believes is a meaningful measure of the Company’s park-level operating results, increased 102%, or $86 million, to $2 million for the 2021 second quarter, compared with an Adjusted EBITDA loss of $85 million in the second quarter of 2020. The $86 million increase in Adjusted EBITDA reflects the impact of COVID-19-related park closures in 2020, and the related improvement in attendance, per capita spending, and out-of-park revenues from the reopening parks in 2021.
Results of Second Quarter 2021 Compared to Second Quarter 2019
As previously noted, given the effects of the coronavirus pandemic and suspension of park operations during the summer of 2020, results for the second quarters of 2021 and 2020 are not directly comparable. Due to the postponed opening of our parks for the 2021 operating season until May 2021, the results for the second quarters of 2021 and 2019 are also not directly comparable. The parks had 393 of total operating days in second quarter of 2021 compared with 726 total operating days in the second quarter of 2019.
To provide more informative comparisons, the following information compares results for the second quarter of 2021 versus the second quarter of 2019, and also includes comparisons on a comparable same-day basis for attendance and in-park per capita spending (2).
With abbreviated operating calendars and 333 fewer operating days in the current period, attendance for the second quarter of 2021 decreased 60% compared with attendance for the second quarter of 2019. On a comparable same-day basis, attendance for the second quarter of 2021 represented approximately 70% of 2019 levels, driven by general admission and season pass attendance, offset in part by an expected slower recovery in the group sales channel and capacity limitations in the early going. In-park per capita spending for the second quarter of 2021 increased 18% compared with in-park per capita spending for the second quarter of 2019. On a comparable same-day basis, in-park per capita spending for the second quarter of 2021 represented approximately 115% of 2019 spending levels, with the improvement driven by increases in guest spending across all key revenue categories. Meanwhile, out-of-park revenues in the quarter represented approximately 80% of out-of-park revenues for the second quarter of 2019. The decrease in out-of-park revenues was directly attributable to the delayed opening of our parks in 2021, which was somewhat offset by revenues from the very successful Knott’s Berry Farm culinary festival in the current period. All three key performance metrics increased from the initial reopening of our parks in May 2021 through the end of the second quarter of 2021.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

July 2021 Update
Including the results from Canada’s Wonderland since its opening on July 5, 2021, preliminary net revenues for the seven-month period ended August 1, 2021, totaled $587 million. Over the same period, attendance totaled 8.6 million visits, in-park per capita spending was $59.57, and out-of-park revenues totaled $91 million.
Given the effects of the coronavirus pandemic and suspension of park operations during the summer of 2020, results for the July 2021 and July 2020 periods are not directly comparable. To provide more informative comparisons, the following information reflects results for the 5-week periods of June 28 through Aug. 1, 2021, versus July 1 through Aug. 4, 2019. The parks had 471 of total operating days in July 2021 compared to 525 total operating days in July 2019.
For the 5-week period ended Aug. 1, 2021, attendance totaled 5.2 million visits, a 23% decrease compared with the 5-week period ended Aug. 4, 2019. Attendance for the current 5-week period represented approximately 85% of comparable same-day 2019 attendance levels (3). Since the Company opened its parks beginning in May 2021, monthly attendance levels as a percentage of comparable same-day 2019 levels have steadily improved as mandated capacity limitations have been lifted and as the parks have expanded their capacity and removed reservation requirements. Excluding Canada’s Wonderland, which remained under capacity limitations in July, total attendance for the current 5-week period at the balance of the parks represented approximately 90% of comparable same-day 2019 attendance levels. In-park per capita spending was $61.93 for the five weeks ended Aug. 1, 2021, or roughly 120% of results for the five weeks ended Aug. 4, 2019, which was the result of increases in guest spending in all key revenue categories. Out-of-park revenue for the five weeks ended Aug. 1, 2021, was comparable to the results for the five weeks ended Aug. 4, 2019.
Balance Sheet and Liquidity Update
Deferred revenues as of June 27, 2021, totaled $292 million, representing an increase of $86 million, or 42%, compared with deferred revenues as of March 28, 2021. The increase in deferred revenues was driven by the strong sales of single-day tickets, season passes and other all-season products during the quarter, as well as improving booking trends at the Company’s resort properties. Of the $292 million of total deferred revenues outstanding at June 27, 2021, approximately $30 million is projected to be recognized as revenue in 2022, due to use privileges of 2021 season passes at Knott’s Berry Farm and Canada’s Wonderland being extended into next year.
At the end of July, the Company had approximately 2.9 million season passes outstanding and valid through the 2021 season, or longer at Knott’s Berry Farm and Canada’s Wonderland, with sales of season passes since the end of the first quarter exceeding more than 1 million units.
As of June 27, 2021, the Company had cash on hand of $293 million and $359 million available under its revolving credit facility, net of $16 million of letters of credit, for total liquidity of $652 million. This compares to $631
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

million of total liquidity at the end of the first quarter. The Company's $21 million of positive cash flow in the second quarter benefited from strong 2021 season pass sales, the earlier reopening of several parks, and higher-than-expected attendance and guest spending levels during the period.
Business Optimization Program
Cedar Fair commenced its Business Optimization Program earlier this year with the goal of improving the guest experience, producing sustainable cost savings, and creating incremental value for unitholders. Under the program, the Company is strengthening functional areas of responsibility, establishing new and more effective ways of doing business, and innovating by embracing new, user-friendly technologies to create efficiencies and more clearly communicate with guests and other stakeholders.
As previously communicated, the Company expects its optimization efforts to generate an incremental $50 million in annual run-rate benefit over the next two to three years once fully executed and the business has returned to historical attendance levels under normal operating conditions.
“While change can be challenging, our team is united in its commitment to implementing our business optimization initiatives to improve the way we do business and ensure we continue to meet and exceed the expectations of our guests and associates,” said Zimmerman. “We have remained flexible and continue to modify our plans to mitigate unanticipated headwinds that challenge some of our cost-saving assumptions, including pressure on seasonal labor wages and costs of goods sold, by identifying additional efficiency opportunities in areas like centralized procurement and business intelligence. We remain confident in our ability to achieve the program’s target of $50 million of annual run-rate benefit and position Cedar Fair to drive sustainable growth and value creation.”
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Aug. 4, 2021, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Aug. 4, 2021, until 11:59 p.m. ET, Wednesday, Aug. 18, 2021. To access the phone replay, please dial (800) 585-8367 or (416) 621-4642, followed by the Conference ID: 6472259.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, or that the Company's business optimization and growth strategies will achieve the target results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the Company's business optimization program, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
(1) For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
(2) For additional information regarding statistics on a comparable same-day basis, including how the Company defines and uses these measures, see the attached Key Operational Measures table and related footnotes.
(3) On a comparable same-day basis, we excluded 0.5 million visits for the five weeks ended August 4, 2019 to exclude the results of 2019 operating days without equivalent 2021 operating days.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net revenues:
Admissions	$99,072	$668	$99,072	$27,317
Food, merchandise and games	83,945	2,860	91,191	22,807
Accommodations, extra-charge products and other	41,120	3,058	43,616	10,097
	224,137	6,586	233,879	60,221
Costs and expenses:
Cost of food, merchandise, and games revenues	23,630	2,005	25,936	8,390
Operating expenses	155,945	66,983	222,099	173,351
Selling, general and administrative	47,066	23,727	77,416	48,536
Depreciation and amortization	33,992	54,923	35,445	60,011
Loss on impairment / retirement of fixed assets, net	1,937	1,036	3,476	7,803
Loss on impairment of goodwill and other intangibles	—	—	—	88,181
Gain on sale of investment	—	—	(2)	—
	262,570	148,674	364,370	386,272
Operating loss	(38,433)	(142,088)	(130,491)	(326,051)
Interest expense	46,005	36,746	90,101	63,965
Net effect of swaps	(3,834)	1,559	(7,396)	21,338
Loss on early debt extinguishment	—	1,696	4	1,696
(Gain) loss on foreign currency	(11,099)	(12,651)	(16,904)	21,551
Other income	(27)	(130)	(105)	(309)
Loss before taxes	(69,478)	(169,308)	(196,191)	(434,292)
Benefit for taxes	(10,608)	(36,756)	(26,905)	(85,763)
Net loss	(58,870)	(132,552)	(169,286)	(348,529)
Net loss allocated to general partner	(1)	(2)	(2)	(4)
Net loss allocated to limited partners	$(58,869)	$(132,550)	$(169,284)	$(348,525)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 27, 2021	June 28, 2020
Cash and cash equivalents	$292,596	$301,135
Total assets	$2,664,233	$2,657,534
Long-term debt, including current maturities:
Term debt	$256,713	$255,897
Notes	2,704,002	2,404,638
	$2,960,715	$2,660,535
Total partners' deficit	$(841,560)	$(411,862)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net loss	$(58,870)	$(132,552)	$(169,286)	$(348,529)
Interest expense	46,005	36,746	90,101	63,965
Interest income	(18)	(76)	(31)	(424)
Benefit for taxes	(10,608)	(36,756)	(26,905)	(85,763)
Depreciation and amortization	33,992	54,923	35,445	60,011
EBITDA	10,501	(77,715)	(70,676)	(310,740)
Loss on early debt extinguishment	—	1,696	4	1,696
Net effect of swaps	(3,834)	1,559	(7,396)	21,338
Non-cash foreign currency (gain) loss	(11,018)	(12,515)	(16,822)	21,688
Non-cash equity compensation expense	3,638	1,334	9,007	(3,460)
Loss on impairment / retirement of fixed assets, net	1,937	1,036	3,476	7,803
Loss on impairment of goodwill and other intangibles	—	—	—	88,181
Other (1)	496	(54)	505	170
Adjusted EBITDA (2)	$1,720	$(84,659)	$(81,902)	$(173,324)

(1)    Consists of certain costs as defined in the Company's Third Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Third Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR ANNOUNCES 2021 SECOND QUARTER RESULTS
Aug. 4, 2021

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended			Six months ended
	June 27, 2021	June 28, 2020	June 30, 2019	June 27, 2021	June 28, 2020	June 30, 2019
Attendance	3,409	38	8,500	3,409	974	9,675
In-park per capita spending (1), (2)	$55.94	N/M	$47.22	$55.94	N/M	$47.09
Out-of-park revenues (1)	$40,833	$5,563	$49,344	$50,980	$17,654	$64,105
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Six months ended
(In thousands)	June 27, 2021	June 28, 2020	June 30, 2019	June 27, 2021	June 28, 2020	June 30, 2019
In-park revenues	$190,666	$1,217	$401,383	$190,666	$44,244	$455,596
Out-of-park revenues	40,833	5,563	49,344	50,980	17,654	64,105
Concessionaire remittance	(7,362)	(194)	(14,537)	(7,767)	(1,677)	(16,534)
Net revenues	$224,137	$6,586	$436,190	$233,879	$60,221	$503,167
(2)    On a comparable same-day basis, we excluded $15.4 million of in-park revenues and 0.3 million visits for the three and six months ended June 27, 2021 to exclude the results of the Schlitterbahn parks which were acquired on July 1, 2019. We also excluded $185.2 million of in-park revenues and 4.1 million visits for the three months ended June 30, 2019 to exclude the results of 2019 operating days without equivalent 2021 operating days. Lastly, we excluded $239.5 million of in-park revenues and 5.3 million visits for the six months ended June 30, 2019 to exclude the results of 2019 operating days without equivalent 2021 operating days. This supplemental comparison is being used by management for operational decisions, including decisions related to future park operating calendars and pricing. We believe that this supplemental key operational measure provides a more meaningful measure of current demand and guest spending trends due to the material variances in operating days between years.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233